MEMORANDUM OF CLOSING

         THIS MEMORANDUM OF CLOSING (the "Agreement") is made and entered into as of this 7th day of January 1999, by and between HANCOCK-GEISLER R.I.C., INC., an Idaho corporation ("Seller") and COWBOY ASPHALT TERMINAL, L.L.C., a Utah limited liability company ("Buyer"), the sole members of which are CROWN ASPHALT PRODUCTS COMPANY, a Utah corporation ("CAP") and FORELAND ASPHALT CORPORATION, a Utah Corporation ("FAC")

                                    RECITALS

         A. Seller is the owner of certain real property located in Davis County, Utah as more particularly described in Exhibit "A" attached hereto and incorporated herein by this reference, together with the buildings, fixtures and improvements located thereon (the "Real Property") and certain items of personal property as described in Exhibit "B" attached hereto (the "Personal Property") (the Real Property and Personal Property shall be collectively referred to as the "Property").

         B. Buyer wishes to purchase the Property from Seller and Seller is willing to sell the Property to Buyer for the purchase price and subject to the terms and conditions hereinafter set forth.

         C. Except as otherwise set forth herein and for the purpose of formalizing and closing their agreement for the purchase and sale of the Property, the parties hereto desire to enter into this Agreement.

                                    AGREEMENT

                    NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants, promises and agreements set forth herein, the parties hereto agree as follows:

         1. The Closing. The closing (the "Closing") of the sale of the Property by Seller to Buyer will occur January 4, 1999, effective January 1, 1999, at the offices of Parry Lawrence & Ward, at which Closing the following will occur and has been agreed to between Buyer and Seller.

         2. Documents to be Exchanged at Closing. Seller will deliver to Buyer the following instruments executed by Seller transferring the assets described:

                  2.1. Special Warranty Deed. Special Warranty Deed conveying to Buyer the Real Property, free and clear of all liens and encumbrances except for exceptions contained in that certain Commitment for Title Insurance issued by Bonneville Title Company of Utah dated June 17, 1996, (the "Commitment"), and the lien created by that certain Deed of Trust provided for in Section 3.2.

                  2.2. Bill of Sale. Bill of Sale conveying to Buyer the personal Property, free and clear of all liens and encumbrances.

                  2.3. Assignment of Lease. An Assignment of Leases conveying and assigning to Buyer all of Seller's interest as lessor in all leases on the Real Property.

                  2.4. Buyer will deliver to Seller. The following instruments executed by Buyer purchasing the assets acquired:

                       a. Check for the down payment.
                       b. Trust Deed Note
                       c. Trust Deed

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

         3. Purchase Price. Buyer shall pay to Seller for the Property the sum of ONE MILLION FOUR HUNDRED SEVENTY-SEVEN THOUSAND SEVENTY AND 11/100 DOLLARS ($1,477,070.11) (the "Purchase Price"), payable as follows:

                  3.1. Down Payment. At closing Buyer shall pay to Seller ONE HUNDRED NINETY-FIVE THOUSAND AND NO/100 DOLLARS ($195,000.00).

                  3.2. Promissory Note. The remainder of the Purchase Price ONE MILLION TWO HUNDRED EIGHTY-TWO THOUSAND SEVENTY AND 11/100 DOLLARS ($1,282,070.11) shall be paid by Buyers' execution and delivery to Seller at Closing of a Promissory Note (the "Note") in the amount equal to the Purchase Price less the amounts specified in Section 3.1. The Note shall provide for interest at nine percent (9%) per annum, with eighty-four (84) equal monthly payments in the amount of Twenty Thousand Six Hundred Twenty-Seven and 33/100 Dollars ($20,627.33) beginning on February 1, 1999, and concluding January 1, 2006, payable on or before the first day of each month. Buyer shall pay a late charge of five percent (5%) of any installment not paid on or before the 10th day of the calendar month when due. All monthly payments shall be mailed or hand delivered payable to Seller c/o Dick Geisler, Seller's agent at:

                                    Mr. Dick Geisler
                                    PO Box 313
                                    Kaysville, UT 84037

                  3.3. Deed of Trust. Said Note shall be secured by a standard form Deed of Trust covering the Real Property, executed and delivered by Buyer to Trustee, at Closing. Each party agrees that it will not take a position on

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

any income, capital gain or sales tax returns before any governmental agency charged with the collection of any such tax, or on any judicial proceeding, that is in any manner inconsistent with the terms of such allocation.

         4. Title Insurance. Seller shall provide for Buyer, at Seller's cost, from the Title Company, an ALTA standard form owner's policy of title insurance covering the Real Property, insuring title as of the date of closing in the amount of TWO MILLION AND 00/100 ($2,000,000.00), subject only to the exceptions described in Section 2.1 above.


         5.  Closing   Statements.   Buyer  and  Seller  shall  execute  closing
statements reflecting the following:

                  5.1. Taxes and Rents. 1998 real property taxes and assessments relating to the Real Property shall be paid by Buyer.

                  5.2. Costs. Seller and Buyer shall each pay one-half of the cost of recording all Closing documents required to be recorded. Seller shall pay the cost of the owner's title insurance policy.

                  5.3.  Representations and Warranties of Seller. As a condition
of  Closing,   Seller  has  made  and  hereby  makes  to  Buyer  the   following
representations and warranties that shall survive Closing.

                           a. Seller is a corporation  duly  organized,  validly
existing and in good standing under Idaho law, has the corporate power and authority and has obtained all necessary approvals to sell the Property and enter into this Agreement and perform the transactions contemplated hereby.

                           b.  The  sale  of  the  Property  to  Buyer  and  the
execution and performance by Seller of this Agreement, have been duly authorized

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

by Seller, will not violate, conflict with, or result in a breach of or default or liability under Seller's Articles of Incorporation or Bylaws, or any agreement or instrument to which Seller is a party.

                           c. Seller is, at the time of Closing,  to the best of
its knowledge, the sole, fee simple owner of the Property, with good legal and equitable title thereto, free and clear of all liens, encumbrances and security interests, except as disclosed herein.

         6. Representations and Warranties of Buyer, CAP AND FAC. Buyer, CAP and FAC have made and hereby make to Seller the following representations and warranties that shall survive Closing:

                  6.1. Buyer is a limited liability company duly organized, validly existing and in good standing under Utah law, and has the power and authority to enter into this Agreement and perform the transactions contemplated hereby.

                  6.2. CAP is a corporation duly organized, valid existing and in good standing under Utah law, and as a member of Buyer, has a corporate power and authority to authorize Buyer to enter into this Agreement and perform transactions contemplated hereby.

                  6.3. FAC is a corporation duly organized, validly existing and in good standing under Utah law, and as a member of Buyer, has the corporate power and authority to authorize Buyer to enter into this Agreement and perform the transactions contemplated hereby.

                  6.4. Buyer has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and this Agreement has been executed by duly authorized manager(s).

         7. Tenants. The parties acknowledge that there are six tenants on the Property on the date hereof. Five of those tenants, Genesis Petroleum - Salt Lake, L.L.C., Mascero Trucking, AV Fuel, Crest Distributing, and Texaco, have executed or will yet execute leases with Buyer or its designee or assignee, and

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

Buyer agrees to hold Seller harmless with respect to such tenants and leases. The sixth tenant is Seller, who has executed a lease with Buyer or its designee or assignee, concurrently with the execution of this Agreement. Seller represents and warrants that it has not executed any leases involving the Property with any other tenants since the date of the Letter of Intent of 1990, and that Seller-has no actual knowledge of any other existing tenants on the Property or any other party in possession of any portion of the Property.

         8. Environmental. Matters. Wasatch Geotechnical prepared an Investigation Report (the "Report") in August of 1991, with respect to the Property, which included a proposed Corrective Action Plan. In addition, in 1998, a potential release of asbestos from the boilers or other buildings or facilities on the Property was reported. The matters reported in the Report and the potential release of asbestos shall be hereafter collectively described as the "Environmental Events." Seller represents and warrants that except for the Environmental Events, as of the date hereto Seller has no actual knowledge of any release or disposal of a hazardous waste or hazardous or toxic substance on the Property and has no actual knowledge of any violation of environmental law or order relating to the Property or of any contamination or condition of the property which could form the basis for a violation of any environmental law or Order relating to the Property. Buyer and its members hereby agree to waive, release, and forever discharge Seller of and from any liabilities, obligations, losses, damages, claims, actions, costs and expenses, including without limitation, attorneys' fees and costs, of whatever kind or nature, which Buyer or its members may have against Seller arising from or in any way related to the Environmental Events set forth above, and from any environmental condition

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

relating to Seller's use or ownership of the Property during the period of November 1991, until the date of Closing. Buyer also hereby agrees to assume responsibility for removal of the asbestos and of performing the Wasatch Corrective Action Plan ("WCAP"), as that plan may be modified or of a new CAP addressing the contamination addressed in the WCAP. Other than the Environmental Events defined above, Buyer does not agree to waive, release, and discharge Seller of or from any liabilities, obligations, losses, damages, claims, actions, costs and expenses, including attorneys' fees which Seller may incur under any environmental law as the owner or operator of the Property prior to November 1, 1991. "Environmental law" as used herein shall mean all federal, state and local laws and regulations relating to pollution or protection of human health or the environment in effect as of the date of this Agreement, including without limitation, laws and regulations relating to emission, discharge, release or threatened releases of chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of such matters or products.

         9. Release. Hancock-Geisler, R.I.C., Inc., Cowboy Oil Company, their officers and directors, including Dick Geisler, and Dale Hancock, except as specifically set forth herein and except for any and all obligations arising out of any and all agreements and/or documents signed or entered into as part of the sale and purchase of the Property contemplated by this Memorandum of Closing,

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

jointly and severally do hereby release, remise and forever discharge Cowboy Asphalt Terminal, L.L.C., Crown Asphalt Products, Foreland Asphalt Corporation, and Refinery Technologies, Inc., and their directors, officers and employees from any and all claims, demands, liabilities, damages, costs, attorney's fees, expenses, actions and causes of action of any kind, nature or description, known or unknown arising from any act or occurrence on account of their acquisition, ownership or operation of the Property.

         10. General Provisions.

                  10.1. Further Assurances. Each of the parties hereto shall execute and deliver any and all additional papers, documents, instruments and other assurances, and shall do any and all acts and things necessary and reasonable in connection with the performance of their obligations hereunder and to carry out the intent of the parties hereto.

                  10.2. Attorneys' Fees. In the event any action is instituted by a party to enforce any of the terms and provisions contained herein, the prevailing party in such actions shall be entitled to receive from the other party reasonable attorneys' fees, costs and expenses incurred in enforcing this Agreement.

                  10.3. Assignment. This Agreement may not be transferred or assigned without the prior written consent of Hancock-Geisler, which consent shall not be unreasonably withheld.

                  10.4. Successors and Assigns. All of the terms and provisions contained herein shall inure to the benefit of and shall be binding on the parties hereto and their respective heirs, successors and assigns.

                  10.5. Counterparts. This Agreement may be executed in one or more counterparts, each of which, when so executed, shall be deemed to be an original. Such counterparts shall, together, constitute and be one and the same instrument.

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

                  10.6. Captions. The captions and headings appearing at the commencement of the sections hereof are descriptive only and for convenience in reference.

                  10.7. Applicable Law. This Agreement shall, in all respects, be governed by and construed in accordance with the laws of the State of Utah.

                  10.8. Brokers. Neither Buyer nor Seller has dealt with a broker or finder in connection with the sale or purchase of the Property, and accordingly, there will be no brokerage commissions payable by Seller or Buyer in connection with the transactions contemplated by this Agreement. Each party agrees to indemnify and hold the other harmless with respect to any claims for fees or commissions made by any person with whom such party dealt in connection with this transaction.

                  10.9. Survival of Representations and Warranties. All warranties, covenants and agreements made by Seller or Buyer in this Agreement or pursuant hereto are continuing and survive the execution and performance of any Closing under this Agreement, and the delivery of any documents and instruments required hereunder.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

SELLER:                                    BUYER:

HANCOCK-GEISLER, R.I.C., INC.              COWBOY ASPHALT TERMINAL, LLC
an Idaho corporation                       a Utah Limited Liability Company




By_______________________________________  By:__________________________________
Its:_____________________________________  Its:_________________________________


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

                                           CAP:
                                           CROWN ASPHALT PRODUCTS COMPANY
                                           A Utah corporation




                                           By:__________________________________
                                           Its:_________________________________

                                           FORELAND ASPHALT CORPORATION
                                           a Utah corporation




                                           By:__________________________________
                                           Its:_________________________________




                                              ----------------------------------
                                              DALE HANCOCK, Individually


                                              ----------------------------------
                                              DICK GEISLER, Individually

Pursuant to Securities and Exchange Commission (the "Commission") Regulation S-K
Item 601(b)(2), the registrant agrees to file supplementally, if requested by the Commission, the following schedules and similar attachments which have been omitted:

A    Real Property Legal Description
B    Personal Property Description


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